EXHIBIT 10.19

Contract for the Subcontracting of the Inland River Water Environmental Comprehensive Improvement PPP Project in Lianjiang County Urban Area

Part I: Agreement

Contractor: Longyuan Construction Group Co., Ltd. (referred to as Party A hereinafter)

Subcontractor: Shenzhen CDT Environmental Technology Co., Ltd (referred to as Party B hereinafter)”

Party A, in order to meet the construction requirements of the Inland River Water Environmental Comprehensive Improvement PPP Project in Lianjiang County Urban Area, has accepted Party B for the construction of this project. In accordance with the relevant laws, including the Civil Code of the People’s Republic of China and the Construction Law of the People’s Republic of China, both Party A and Party B, on the basis of equality, voluntariness, fairness, and good faith, have reached an agreement through negotiation on construction matters and entered into this contract.

1.       Composition of this Contract

(1) This contract agreement; (2) Special contract clauses; (3) General contract clauses; (4) Other contract documents (supplementary agreements, minutes, correspondence, faxes, data messages compliant with the Electronic Signature Law, and other such documents) hold equal validity with this contract agreement.”

2.       Project Overview Project

Name: Inland River Water Environmental Comprehensive Improvement PPP Project in Lianjiang County Urban Area Project

Location: Lianjiang County, Fuzhou City, Fujian Province, China

Scope of Work under this Contract: Pollution interception in the river, smart water management, and landscape engineering.

3.       Contract Price

The provisional contract price is One Hundred and Forty Million Yuan (RMB ¥140,000,000), and the final total amount will be settled based on the specific progress of the project. Party B will issue the corresponding value-added tax special invoices according to the project category.

4、    Contract Period

Commencement Date: Provisionally from January 9, 2023, to March 31, 2024, with a total duration of 440 days. This date is tentative, and Party A can make adjustments as per the actual construction progress and the requirements of the project owner (the government), to which Party B has no objections.”

5、    Quality Standards

Party B must ensure that the construction quality meets the qualified standards set by the unified standards of the project’s design and construction quality acceptance, as well as the relevant professional acceptance specifications

6、    The meanings of the words in this agreement are the same as the definitions given to them in the third part of this contract, “General Terms.”

7、    Party B commits to Party A to complete the work defined in Article 2 of this agreement in accordance with the agreed contract period and quality standards.

8、     Party A commits to Party B to make payments as per the agreed terms and methods in Article 3 of this agreement, including the contract price and any other payments that are due.

9、    Party B pledges to Party A to fulfill all obligations related to Party A in the general contract concerning this project and assumes joint responsibility for the performance of this project contract and ensuring the project’s quality.

10、  Party B commits to Party A that, in the event of a delay in the commencement date or an extension of the project schedule due to reasons not attributable to Party A, such as underground pipeline relocation, demolition, construction permit approval, or changes requested by the project owner, Party B will not request additional compensation for additional costs.

11、  Party B pledges to Party A that the entry plan for Party B’s personnel, materials, and equipment must align with the on-site construction schedule and follow the arrangements made by Party A’s project department, making necessary adjustments as required.

12、  Party B commits to Party A that the use of all personnel, materials, and equipment entering the site will be subject to Party A’s project department’s overall arrangements.

13、  Party B pledges to Party A that safety, quality, progress, and civil construction during construction will be subject to management by Party A’s project department. If Party B’s actions result in safety, quality, progress, or civil construction not meeting Party A’s requirements, or if the quality and safety management within Party B’s scope of responsibility do not meet Party A’s requirements, Party A reserves the right to adjust the construction scope, work volume, and other construction aspects. In cases of severe breach, Party A has the right to terminate the contract, and Party B may be removed from Party A’s supplier network or even placed on a “Supplier Blacklist,” with no further collaboration for a period of three years.

14、  This contract is made in four identical copies, with both Party A and Party B each holding two copies. The contract will become effective upon being signed and sealed by the legally appointed representatives or their authorized agents of both parties.

15、  Any matters not covered by this contract will be subject to additional agreements to be signed by both parties. Such supplementary agreements will be considered a part of this contract.

PartyA:[Seal]	Party B: [Seal]
Legal Representative or Authorized	Legal Representative or Authorized
Representative:	Representative: